UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

CAMBIUM LEARNING GROUP, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

CAMBIUM LEARNING GROUP, INC.

17855 Dallas Parkway, Suite 400

Dallas, Texas 75287

NOTICE OF WRITTEN CONSENT

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY.

EXPLANATORY NOTE

To our Stockholders:

As previously reported in the Definitive Information Statement filed by Cambium Learning Group, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission and first mailed to the Company’s stockholders on November 19, 2018 (the “Information Statement”), the Company previously entered into an Agreement and Plan of Merger on October 12, 2018 (the “Merger Agreement”), by and among Campus Holding Corp., a Delaware Corporation (“Parent”), Campus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”). Parent is an affiliate of Veritas Capital Fund Management, L.L.C. and was formed specifically for the purpose of serving as the intended holding company for the Company upon completion of the Merger.

The Company is making this Supplemental Disclosure in order to update certain information contained in the Information Statement. Other than the changes described herein, the disclosure in the Information Statement remains unchanged; provided that this Supplemental Disclosure shall update and supersede the Information Statement to the extent of any inconsistencies. Please read this Supplemental Disclosure in conjunction with the Information Statement. Capitalized terms used but not defined herein have the meanings given to such terms in the Information Statement.

BY ORDER OF THE BOARD OF DIRECTORS,

John Campbell, Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

SUPPLEMENTAL DISCLOSURES TO THE INFORMATION STATEMENT

The disclosure in the Information Statement in the section “The Merger — Background of the Merger” beginning on page 19 is supplemented as follows:

By adding the following sentence as the last sentence to the second full paragraph on page 19 under the heading “Background of the Merger”:

During the two years prior to January 2018, neither the Cambium Majority Stockholder nor any of its affiliates had engaged Macquarie or any of its affiliates to provide investment banking advice or services.

By amending and restating the last sentence of the fourth full paragraph on page 19 under the heading “Background of the Merger” as follows:

The Special Committee consisted of Messrs. Clifford K. Chiu, Walter G. Bumphus and Thomas Kalinske, was charged with, among other things, reviewing the terms and conditions of the VKidz Acquisition and determining whether to proceed with the VKidz Acquisition, and engaged independent professional advisors to assist it in evaluating the VKidz Acquisition.

By amending and restating the fourth full paragraph on page 20 as follows:

During the months of June and early July 2018, the Company executed non-disclosure agreements (“NDAs”) with 63 potential buyers, generally with terms of 18-24 months and the confidentiality provisions of which are still in effect. 59 of the NDAs included a customary standstill provision designed to provide the Board with control over the bid review process, as well as public disclosures with respect to such process, and afforded the Board the ability to maximize stockholder value with respect to proposals received during the course of such process. 57 of the NDAs that contained the standstill provision included a customary “don’t ask, don’t waive” provision and 23 of the NDAs that contained the standstill provision also included a carveout in connection with entry into a material definitive agreement. The Board was aware of and understood the terms of the NDAs. At no point in the process did any bidder who was party to an NDA with the standstill provision indicate a desire to submit a higher bid than a previously submitted bid that was not advanced to the next round of the process, nor was any bidder precluded from doing so nor advised or discouraged by the Company or its representatives from doing so.

By adding the following sentence as the second sentence to the fifth full paragraph on page 21:

In the letter describing the second round of the sale process, potential buyers were instructed that their indications should clearly state if their indication of interest contemplated the acquisition of VKidz together with the Company, or not.

By adding the following sentence as the third to last sentence to the sixth full paragraph on page 22:

Parent, Participant 1 and Participant 2 were identified as the top three buyers because they submitted bids with the highest offer price per share of Common Stock.

By adding the following sentences as the second and third sentences to the third full paragraph on page 23:

In the letter describing the final-round of the sale process, potential buyers were instructed that their indications should clearly state if their indication of interest contemplated the acquisition of VKidz together with the Company, or not. At the direction of the Company, this point was verbally emphasized by Macquarie to Parent, Participant 1 and Participant 2.

Additional Information and Where to Find It

The Company has filed with the SEC and mailed to its stockholders the Information Statement in connection with the Merger. We urge investors and security holders to read the Information Statement because it contains important information regarding the Merger. You may obtain a free copy of the Information Statement and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You also may obtain the Information Statement and other documents filed by the Company with the SEC relating to the Merger for free by accessing the Company’s website at www.cambiumlearning.com by clicking on the link for “Investor Relations”, then clicking on the link for “SEC Filings.”

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